Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Headwaters Incorporated for the registration of $400,000,000 of its 7 5/8% Senior Secured Notes and to the incorporation by reference therein of our report dated November 19, 2008 (except for the section of Note 6 entitled, “Change in Accounting Principle,” and Note 14, as to which the date is November 19, 2010) included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 6, 2011

Salt Lake City, Utah